UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. __)*
CYCLERION THERAPEUTICS, INC.
(Name of Issuer)
Common Stock, no par value per share
(Title of Class of Securities)
23255M 105
(CUSIP Number)
Cyclerion Therapeutics, Inc. 201 Binney Street Cambridge, MA 02142
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
December 31, 2020
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  Rule 13d-1(b)
⌧  Rule 13d-1(c)
  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23255M 105

1	NAMES OF REPORTING PERSONS MFN Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,427,677
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	2,427,677
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,427,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.15%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN
(1) The percentage is based upon 33,961,868 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020, dated November 5, 2020.

CUSIP No. 23255M 105

1	NAMES OF REPORTING PERSONS MFN Partners GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,427,677
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	2,427,677
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,427,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.15%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO
(1) The percentage is based upon 33,961,868 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020, dated November 5, 2020.

CUSIP No. 23255M 105

1	NAMES OF REPORTING PERSONS MFN Partners Management, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,427,677
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	2,427,677
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,427,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.15%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		IA
(1) The percentage is based upon 33,961,868 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020, dated November 5, 2020.

CUSIP No. 23255M 105

1	NAMES OF REPORTING PERSONS MFN Partners Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,427,677
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	2,427,677
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,427,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.15%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO
(1) The percentage is based upon 33,961,868 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020, dated November 5, 2020.

CUSIP No. 23255M 105

1	NAMES OF REPORTING PERSONS Farhad Nanji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,427,677
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	2,427,677
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,427,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.15%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		IN
(1) The percentage is based upon 33,961,868 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020, dated November 5, 2020.

CUSIP No. 23255M 105

1	NAMES OF REPORTING PERSONS Michael F. DeMichele

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,427,677
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	2,427,677
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,427,677
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.15%(1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		IN
(1) The percentage is based upon 33,961,868 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2020, dated November 5, 2020.

CUSIP No. 23255M 105

Item 1.
(a)	Name of Issuer:
Cyclerion Therapeutics, Inc.
(b)	Address of Issuer’s Principal Executive Offices:
301 Binney Street Cambridge, MA 02142
Item 2.
(a)	Name of Person Filing:
This Statement on Schedule 13G is being filed on behalf of:
	(i)	MFN Partners, LP, a Delaware limited partnership (the “Partnership”)
	(ii)	MFN Partners GP, LLC, a Delaware limited liability company (“MFN GP”), the General Partner of the Partnership
	(iii)	MFN Partners Management, LP, a Delaware limited partnership (“MFN Management”), the investment adviser to the Partnership
	(iv)	MFN Partners Management, LLC, a Delaware limited liability company (“MFN LLC”), the General Partner of MFN Management
	(v)	Farhad Nanji, in his capacities as a member of MFN GP and MFN LLC; and
	(vi)	Michael F. DeMichele, in his capacities as a member of MFN GP and MFN LLC

The Partnership, MFN GP, MFN Management, MFN LLC, Farhad Nanji and Michael F. DeMichele are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

(b)	Address of Principal Business Office or, if None, Residence:
c/o MFN Partners Management, LP 222 Berkeley Street, 13th Floor Boston, MA 02116
(c)	Citizenship:
	The Partnership	Delaware
	MFN GP	Delaware
	MFN Management	Delaware
	MFN LLC	Delaware
	Farhad Nanji	Canada
	Michael F. DeMichele	United States
(d)	Title and Class of Securities:
Class A Common stock, $0.0001 par value
(e)	CUSIP No.:
23255M 105

CUSIP No. 23255M 105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:
	Not applicable
Item 4.	Ownership For the Partnership, MFN, GP, MFN Management, MFN LLC, Farhad Nanji and Michael F. DeMichele
	(a)	Amount beneficially owned:		2,427,677
	(b)	Percent of Class (1):		7.15%
	(c)	Number of shares as to which the person has
		(i)	Sole power to vote or direct the vote:	2,427,677
		(ii)	Shared power to vote or to direct the vote:	0
		(iii)	Sole power to dispose or to direct the disposition of:	2,427,677
		(iv)	Shared power to dispose or to direct the disposition of:	0
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [    ]

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.
	Not applicable
Item 7.	Identification and classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
	Not Applicable
Item 8.	Identification and Classification of Members of the Group.
	Not applicable
Item 9.	Notice of Dissolution of Group.
	Not applicable
Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 23255M 105

SIGNATURE
After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1.
Dated:  February 12, 2021

MFN PARTNERS, LP

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS GP, LLC

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS MANAGEMENT, LP

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS MANAGEMENT, LLC

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

FARHAD NANJI

By:	/s/ Farhad Nanji
Name:	Farhad Nanji
Title:

MICHAEL F. DEMICHELE

By:	/s/ Michael F. DeMichele
Name:	Michael F. DeMichele
Title:

CUSIP No. 23255M 105

EXHIBIT INDEX

Exhibit 1	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 23255M 105
Exhibit 1
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Cyclerion Therapeutics, Inc.
Dated:  February 12, 2021

MFN PARTNERS, LP

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS GP, LLC

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS MANAGEMENT, LP

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS MANAGEMENT, LLC

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

FARHAD NANJI

By:	/s/ Farhad Nanji
Name:	Farhad Nanji
Title:

MICHAEL F. DEMICHELE

By:	/s/ Michael F. DeMichele
Name:	Michael F. DeMichele
Title: